Exhibit 99.1
Investor Relations Contact:	Public Relations Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynpartners.com

Valence Technology Reports Fiscal 2010 Third Quarter and
Year-to-Date Financial Results

Austin, Texas (Feb. 9, 2010) - Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S. based, international manufacturer and supplier of lithium iron magnesium phosphate energy storage solutions today reported financial results for its fiscal 2010 third quarter and nine months ended Dec. 31, 2009 and commented on business developments.

“We had a very active third quarter as we signed supply agreements with Tennant Company and EVI, received new orders from Smith Electric U.S., expanded our efforts in the Marine markets, and saw additional government  incentives granted in the U.K. which will benefit our customers,” said Robert L. Kanode, president and CEO of Valence Technology, Inc.  “The industry opportunities are expanding beyond the motive markets and we look forward to becoming a preferred supplier for various types of applications over time.  We will continue to pursue the best opportunities to grow our business.”

Summary of results for fiscal third quarter 2010 compared to 2009 include:

•	Revenue of $4.1 million compared to $4.7 million.
•	Gross margin of $0.5 million compared to a gross margin of $0.3 million.
•	Operating expenses of $4.8 million compared to $4.1 million.
•	Operating loss of $4.3 million compared to $3.8 million.
•	Net loss available to common shareholders of $5.6 million or $0.04 per share compared to $5.2 million or $.04 per share.

Revenues for the third quarter declined by $0.6 million mainly due to lower sales to Segway Inc. and Oxygen S.p.A, partially offset by increased sales to Smith Electric Vehicles U.S. and Howard Medical Solutions.  The increase in gross margin to 12% in the recent quarter from 5% is mainly due to a shift in sales to higher gross margin products.  Operating expenses increased by $0.7 million due to additional legal expense related to litigation, and increased research and development expenses.

Summary of results for fiscal nine months 2010 compared to 2009 include:

•	Revenue of $12.2 million compared to $21.5 million.
•	Gross margin of $1.5 million compared to $52,000.
•	Operating expenses of $15.2 million compared to $13.5 million.
•	Operating loss of $13.6 million compared to $13.5 million.
•	Net loss available to common shareholders of $18.1 million or $0.14 per share compared to a loss of $17.0 million or $0.14 per share.

Nine month revenues declined compared to the same period last year primarily due to a reduction in sales to Smith Electric Vehicles U.K, a division of The Tanfield Group and to Segway Inc.  Gross margin increased to 13% mainly due to a shift in sales to higher gross margin products.  Also, the nine-month period ended Dec. 31, 2008 included inventory adjustments, which increased cost of sales and reduced gross margin by $2.2 million related to the discontinuance of the N-Charge® product line.  There were no N-Charge related charges to cost of sales in the fiscal nine month 2010 period.  Operating expenses increased by $1.7 million due to increased litigation costs and additional stock based compensation expense.

THIRD QUARTER FISCAL 2010 CONFERENCE CALL AND WEBCAST
Company management will conduct a conference call to discuss its results on Tuesday, Feb. 9, 2010 at 3:30 p.m. CST (4:30 p.m. EST).

A live webcast of the conference call can be accessed by visiting Valence's Web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations.  To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial (866) 270-6057 and enter participant passcode 85333806 to participate.  Callers outside the United States and Canada can dial (617) 213-8891 and enter participant passcode 85333806 to participate.

A replay of the webcast will be available on the Company's Web site at www.valence.com.  A telephonic replay will also be available from 5:30 p.m. CST on Feb. 9, 2010, through 5:30 p.m. CST on Feb. 16, 2010.  To access the replay, please dial (888) 286-8010 and enter the following passcode 78143673.  Callers outside the United States and Canada can access the replay by dialing (617) 801-6888 and entering the passcode 78143673.

ABOUT VALENCE TECHNOLOGY, INC.
Valence Technology, headquartered in Austin, Texas, is an international leader in the development of safe, long life lithium iron magnesium phosphate energy storage solutions.  Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and that our current equity financing arrangements will not be sufficient to meet our cash requirements and that we need additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; our ability to meet the continued listing requirements of the NASDAQ Capital Market; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to implement an effective licensing business strategy, protect and enforce our existing intellectual property rights or obtain issued patents; the rate of customer acceptance and sales of our products; our ability to form effective arrangements with OEM’s to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; whether we are able to obtain government grants, loan incentives and other such funding to fund the expansion and/or relocation of certain of our operations; product or quality defects; the level of direct costs and our ability to grow revenues, particularly outside the U.S., to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; our dependence on limited suppliers for key raw materials; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; our ability to manage and address the many risks inherent in doing business in China, including national trade relations, enforcement of our contractual and intellectual property rights, and regulatory issues; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions, particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2009 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.
#

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2009	March 31, 2009
ASSETS
Total Current Assets	$18,001	$23,345
Total Assets	$23,424	$29,636

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Total Current Liabilities	$29,144	$9,456
Total Liabilities	$90,789	$88,211

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	$(75,975)	$(67,185)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$23,424	$29,636

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2009	2008	2009	2008

Total revenues	$4,113	$4,682	$12,178	$21,487

Gross margin profit (loss)	$493	$250	$1,534	$52

Operating Expenses	$4,821	$4,067	$15,179	$13,531

Operating loss	$(4,328)	$(3,817)	$(13,645)	$(13,479)

Net loss available to common stockholders	$(5,625)	$(5,195)	$(18,058)	$(16,987)

Net loss per share available to common stockholders	$(0.04)	$(0.04)	$(0.14)	$(0.14)

Shares used in computing net loss per share available to common stockholders, basic and diluted	126,892	121,146	125,168	118,256